EXHIBIT 99.1
A. M. CASTLE & CO.	1420 Kensington Road Suite 220 Oak Brook, IL 60523 (847) 455-7111 (847) 455-6930 (Fax)

For Further Information:

----------AT THE COMPANY----------	----------AT ASHTON PARTNERS----------
Scott F. Stephens	Analyst Contact:
Vice President - Finance & CFO	Katie Pyra
(847) 349-2577	(312) 553-6717
E-mail: sstephens@amcastle.com	E-mail: katie.pyra@fd.com

Traded: NYSE:CAS
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
Tuesday, August 2, 2011

A. M. CASTLE & CO. REPORTS 2011 SECOND QUARTER

OAK BROOK, IL, August 2nd – A. M. Castle & Co. (NYSE: CAS), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, today reported financial results for the second quarter ended June 30, 2011.

Consolidated net sales were $282.6 million for the three-months ended June 30, 2011, an increase of 17.7% compared to $240.1 million in the second quarter of 2010. Net income for the second quarter was $3.7 million, or $0.16 per diluted share, as compared to $0.4 million, or $0.02 per diluted share, in the prior year quarter. Second quarter results included a charge of $0.8 million, or $0.03 per diluted share, for expected export penalties associated with shipments that occurred from 2005 to 2008.

For the second quarter of 2011, sales in the Company’s Metals segment were $252.3 million, which was $39.0 million or 18.3% higher than last year. Metals segment tons sold per day were up 18.1% from the second quarter of 2010 and up 3.9% sequentially compared to the first quarter of 2011.

In the Plastics segment, second quarter 2011 sales of $30.3 million were $3.5 million or 13.1% higher than the prior year, reflecting improved demand across virtually all end-use markets, most notably in the automotive, life sciences and retail point-of-purchase display sectors.
Consolidated net sales were $555.4 million for the six-months ended June 30, 2011, an increase of 19.9% compared to $463.1 million for the six-months ended June 30, 2010. Net income for the first half of 2011 was $6.4 million, or $0.28 per diluted share, as compared to a net loss of $4.2 million, or $0.18 per diluted share, for the same period last year.

“We experienced strong sales volume in the second quarter, reflecting continued improvement in demand within several key end-use markets including oil and gas, mining and heavy equipment, general industrial markets and automotive.  Average tons sold per day for the second quarter of 2011 represent the highest level experienced by the Company since the fourth quarter of 2008.  We believe that our value-added strategies resonate with our customers and our strong top-line sales growth is indicative of the value our customers place on the solutions and services that we provide,” stated Michael Goldberg, President and CEO of A. M. Castle.

“We continue to execute well on working capital and liquidity management. Our primary inventory metric of days sales in inventory was 124 days on a trailing three month basis at the end of the second quarter, compared to 142 at the same time last year.  We have been working to build inventory levels while maintaining turnover rates in order to support the sales growth that we are experiencing in our end markets, particularly oil and gas and energy, heavy equipment and the general industrial market,” Goldberg continued.

The Company’s debt-to-capital ratio was 21.1% as of June 30, 2011, compared to 18.1% at year-end 2010.  Total debt increased $17.6 million to $86.7 million at June 30, 2011, compared to $69.1 million at year-end 2010 to support higher working capital levels.  Interest expense during the second quarter of 2011 was $1.1 million, or $0.1 million lower than the prior year period.

“We expect to continue to see positive sales momentum in the second half of 2011.  Our strong inventory position, as well as our ongoing focus on value-added customer solutions, positions us well to capitalize on our customers’ expectations for continued recovery and capture market-share across our key end markets,” Goldberg concluded.

Webcast Information
Management will hold a conference call at 11:00 a.m. ET today to review the Company's results for the three month period ended June 30, 2011 and to discuss business conditions and outlook. The call can be accessed via the Internet live or as a replay. Those who would like to listen to the call may access the webcast through http://www.amcastle.com.

An archived version of the conference call webcast will be accessible for replay on the above website until the next earnings conference call. A replay of the conference call will also be available for seven days by calling 303-590-3030 (international) or 800-406-7325 and citing code 4458935.

About A. M. Castle & Co.
Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services, principally serving the producer durable equipment, oil and gas, commercial aircraft, heavy equipment, industrial goods, construction equipment, retail, marine and automotive sectors of the global economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its wholly-owned subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle and its affiliated companies operate out of approximately 60 locations throughout North America, Europe and Asia.  Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".

Regulation G Disclosure
This release and the financial statements included in this release include non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation contained in the attached financial statements, provides meaningful information and therefore we use it to supplement our GAAP guidance. Management often uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to provide an additional measure of performance.

The Company believes that the use and presentation of EBITDA, which is defined by the Company as income before provision for income taxes plus depreciation and amortization, and interest expense, less interest income, is widely used by the investment community for evaluation purposes and provides the investors, analysts and other interested parties with additional information in analyzing the Company’s operating results.

Cautionary Statement on Risks Associated with Forward Looking Statements
Information provided and statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “predict,” “plan,” or similar expressions. These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions.  Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including those risk factors identified in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.   All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above.  Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except par value data)	As of
Unaudited	June 30,	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$32,066	$36,716
Accounts receivable, less allowances of $3,278 and $3,848	163,753	128,365
Inventories, principally on last-in, first-out basis (replacement cost higher by $129,776 and $122,340)	174,884	130,917
Prepaid expenses and other current assets	8,069	6,832
Income tax receivable	2,247	8,192
Total current assets	381,019	311,022
Investment in joint venture	32,384	27,879
Goodwill	50,134	50,110
Intangible assets	38,143	41,427
Prepaid pension cost	19,765	18,580
Other assets	3,270	3,619
Property, plant and equipment
Land	5,197	5,195
Building	52,282	52,277
Machinery and equipment	168,434	182,178
Property, plant and equipment, at cost	225,913	239,650
Less - accumulated depreciation	(150,534)	(162,935)
Property, plant and equipment, net	75,379	76,715
Total assets	$600,094	$529,352

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$120,702	$71,764
Accrued liabilities	26,012	31,320
Income taxes payable	2,341	2,357
Deferred income taxes	2,358	2,461
Current portion of long-term debt	7,945	8,012
Short-term debt	15,200	-
Total current liabilities	174,558	115,914
Long-term debt, less current portion	63,538	61,127
Deferred income taxes	25,479	26,754
Other non-current liabilities	3,247	3,390
Pension and post retirement benefit obligations	8,932	8,708
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value - 10,000 shares authorized; no shares
issued and outstanding at June 30, 2011 and December 31, 2010	-	-
Common stock, $0.01 par value - 30,000 shares authorized;
23,159 shares issued and 23,039 outstanding at June 30, 2011 and 23,149 shares
issued and 22,986 outstanding at December 31, 2010	232	231
Additional paid-in capital	182,101	180,519
Retained earnings	157,147	150,747
Accumulated other comprehensive loss	(13,615)	(15,812)
Treasury stock, at cost - 120 shares at June 30, 2011 and 163 shares at
December 31, 2010	(1,525)	(2,226)
Total stockholders' equity	324,340	313,459
Total liabilities and stockholders' equity	$600,094	$529,352

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)	For the Three Months Ended		For the Six Months Ended
Unaudited	June 30,		June 30,
	2011	2010	2011	2010

Net sales	$282,568	$240,132	$555,356	$463,128

Costs and expenses:
Cost of materials (exclusive of depreciation and amortization)	208,470	178,515	409,898	347,558
Warehouse, processing and delivery expense	33,874	30,176	67,016	59,080
Sales, general, and administrative expense	30,864	25,808	61,985	52,750
Depreciation and amortization expense	5,059	5,351	10,058	10,501
Operating income (loss)	4,301	282	6,399	(6,761)
Interest expense, net	(1,120)	(1,252)	(2,106)	(2,545)

Income (loss) before income taxes and equity in earnings of joint venture	3,181	(970)	4,293	(9,306)

Income taxes	(2,466)	(70)	(3,734)	2,778

Income (loss) before equity in earnings of joint venture	715	(1,040)	559	(6,528)

Equity in earnings of joint venture	2,982	1,448	5,841	2,314
Net income (loss)	$3,697	$408	$6,400	$(4,214)

Basic income (loss) per share	$0.16	$0.02	$0.28	$(0.18)
Diluted income (loss) per share	$0.16	$0.02	$0.28	$(0.18)

EBITDA *	$12,342	$7,081	$22,298	$6,054

*Earnings before interest, taxes, and depreciation and amortization

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Reconciliation of EBITDA to net income:
Net income (loss)	$3,697	$408	$6,400	$(4,214)
Depreciation and amortization expense	5,059	5,351	10,058	10,501
Interest expense, net	1,120	1,252	2,106	2,545
Income taxes	2,466	70	3,734	(2,778)
EBITDA	$12,342	$7,081	$22,298	$6,054